As filed with the Securities and Exchange Commission on May 17, 2012
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPHA NATURAL RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	42-1638663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Alpha Place, P.O. Box 16429, Bristol, Virginia	24209
(Address of Principal Executive Offices)	(Zip Code)

Alpha Natural Resources, Inc.
2012 Long-Term Incentive Plan
(Full title of the plan)

Vaughn R. Groves, Esq.
Executive Vice President, General Counsel and Secretary
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 16429
Bristol, Virginia 24209
(276) 619-4410
(Name and address, including zip code, and
telephone number of agent for service)
Copy to: Amy I. Pandit, Esq. Morgan, Lewis & Bockius LLP One Oxford Centre Thirty-Second Floor 301 Grant Street Pittsburgh, PA 15219 (412) 560-3300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	6,400,000 (2)	$13.37	$85,568,000	$9,807

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sales prices of the Common Shares of the Registrant reported on New York Stock Exchange on May 11, 2012.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution from stock dividends, stock splits, recapitalizations or other similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*
Information required by Part I to be included in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Alpha Natural Resources, Inc. ("Alpha" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 29, 2012;

b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 10, 2012;

c)
The Registrant's Current Reports on Form 8-K filed with the Commission on February 3, 2012, February 8, 2012, February 22, 2012 (as amended by Form 8-K/A filed on March 16, 2012), February 24, 2012 (the Registrant filed one Form 8-K and furnished another Form 8-K on February 24, 2012; only the filing that contains disclosure responsive to Item 1.04 of Form 8-K is incorporated by reference herein), February 28, 2012, March 2, 2012, March 20, 2012 (with respect to Item 5.02 only), April 11, 2012 (with respect to Item 5.02 and Exhibits 10.1, 10.2 and 10.3 only), and April 27, 2012; and

d)
The description of the Company's Common Stock, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A (Registration No. 001-32331, filed on October 25, 2004), (which Form 8-A incorporates by reference the description of the Registrant's Common Stock contained in the Prospectus filed with the Commission, pursuant to Rule 424(b)(4), on December 10, 2004), as amended by the description of the Amended and Restated Certificate of Incorporation in Item 5.03 of the Current Report on Form 8-K filed on August 5, 2009 and the description of the amendment to the Amended and Restated Certificate of Incorporation in Item 5.03 of the Current Report on Form 8-K filed on June 1, 2011.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered by the Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this Registration Statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of the Company as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  KPMG LLP's report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states in conducting its assessment of the effectiveness of internal control over financial reporting, management of the Company excluded the internal control over financial reporting relating to Massey Energy Company (Massey) (with the exception of sales revenue, income taxes, asset retirement obligations, derivative financial instruments, and long-term debt, which have already been integrated into the Company's internal control over financial reporting), and KPMG LLP's audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Massey.

To the extent that KPMG LLP audits and reports on consolidated financial statements of Alpha Natural Resources, Inc. and the effectiveness of its internal control over financial reporting at future dates, and consents to the use of its reports thereon, such financial statements and management's assessment of the effectiveness of internal control over financial reporting also will be incorporated by reference in the Registration Statement in reliance upon its reports and said authority.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.  Section 145(f) further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, trust, joint venture or other enterprise, against any liability asserted against the person and incurred by such person in any such capacity, or arising out of the person's status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under Section 145.

Article VII of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides for indemnification to the fullest extent authorized by the DGCL for any person who is serving as a director, officer, employee or agent of the Registrant or who is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serving in such capacity in another corporation at the request of the Registrant.

Article VII of the Registrant's Amended and Restated Bylaws (the "Bylaws") provides for indemnification to the fullest extent authorized by the DGCL for any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, who is or was made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.  Such person will be indemnified whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee.  Such indemnification is provided only if the director, officer, or trustee acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful, and in connection with a proceeding initiated by the indemnified person only where initiation of the proceeding was authorized by the Registrant's board of directors (except in the case where the indemnified person is bringing suit against the Registrant to enforce such person's right to indemnification).  The Registrant is not obligated to indemnify against any amounts paid in settlement unless the Registrant has consented to such settlement.

The Registrant has also entered into agreements that provide for the indemnification by the Registrant of its officers and directors, their executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of the Registrant or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the officer or director may be or may have been involved as a party or otherwise, by reason of the fact that the officer or director is or was an officer or director of the Registrant or by reason of the fact that the officer or director was serving at the request of the Registrant as an officer, director or trustee of another corporation, partnership, joint venture, trust or other enterprise, provided that the officer or director acted in good faith and in a manner which the director reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal action or proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The foregoing is only a general summary of certain aspects of the DGCL and the Registrant's Certificate, Bylaws, and indemnification agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, Article VII of the Certificate and Article VII of the Bylaws, and the indemnification agreements.

As authorized by Section 145(g) of the DGCL and pursuant to the Registrant's Bylaws, the Registrant has obtained a directors' and officers' liability insurance policy.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in the signature page to this Form S-8)

99.1	Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan.

99.2	Alpha Natural Resources, Inc. Performance Share Unit Award Agreement for Employees (Grades 22-30) under the 2012 Long-Term Incentive Plan.

99.3	Alpha Natural Resources, Inc. Restricted Stock Unit Award Agreement for Employees (Grades 22-30) under the 2012 Long-Term Incentive Plan.

99.4	Alpha Natural Resources, Inc. Restricted Stock Unit Award Agreement for Non-Employee Directors under the 2012 Long-Term Incentive Plan.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, Commonwealth of Virginia, on this 17th day of May, 2012.

ALPHA NATURAL RESOURCES, INC.

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each director and officer of whose signature appears below constitutes and appoints Kevin S. Crutchfield and Vaughn R. Groves, and each of them acting singly, as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin S. Crutchfield	Chief Executive Officer and	May 17, 2012
Kevin S. Crutchfield	Chairman of the Board of Directors (Principal Executive Officer)
/s/ Frank J. Wood	Executive Vice President and Chief Financial	May 17, 2012
Frank J. Wood	Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ William J. Crowley, Jr.	Director	May 17, 2012
William J. Crowley, Jr.
/s/ E. Linn Draper, Jr.	Director	May 17, 2012
E. Linn Draper, Jr.
/s/ Glenn A. Eisenberg	Director	May 17, 2012
Glenn A. Eisenberg
/s/ Deborah M. Fretz	Director	May 17, 2012
Deborah M. Fretz
/s/ P. Michael Giftos	Director	May 17, 2012
P. Michael Giftos
/s/ Joel Richards, III	Director	May 17, 2012
Joel Richards, III
/s/ James F. Roberts	Director	May 17, 2012
James F. Roberts
/s/ Ted G. Wood	Director	May 17, 2012
Ted G. Wood

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in the signature page to this Form S-8)

99.1	Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan.

99.2	Alpha Natural Resources, Inc. Performance Share Unit Award Agreement for Employees (Grades 22-30) under the 2012 Long-Term Incentive Plan.

99.3	Alpha Natural Resources, Inc. Restricted Stock Unit Award Agreement for Employees (Grades 22-30) under the 2012 Long-Term Incentive Plan.

99.4	Alpha Natural Resources, Inc. Restricted Stock Unit Award Agreement for Non-Employee Directors under the 2012 Long-Term Incentive Plan.